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                                                                   Exhibit 10.30

                                  TESSERA, INC.
                              CONSULTING AGREEMENT

Mr. Philip Dauber
                                                          Date:  August 30, 2000

Dear Philip:

        TESSERA, INC. (hereinafter "Tessera" or the "Company"), a Delaware corporation, having a principal place of business at 3099 Orchard Drive, San Jose, California 95134, wishes to obtain your services as an independent consultant/contractor (hereinafter "Consultant", "you" or "your") on projects agreed upon by you or to be assigned by the Company (hereinafter the "Projects"), and you as an independent Consultant desire to offer your services to the Company and accept the assignment to complete such Projects. This letter shall constitute an agreement (the "Agreement") between you and the Company, and contains all the terms and conditions relating to the services that you provide.

Independent Consultant.

        Status. Your relationship with the Company shall be that of an independent consultant; and both parties agree and understand that it is not an employment relationship. Consultant shall report directly and provide services in accordance with the instructions of Tessera's President and with such reasonable instructions given to him by any other officer of the Company. Tessera has selected you to provide consulting services based upon your experience and expertise and, accordingly, does not anticipate to provide you training or detailed instructions on the performance of such services. In addition, as an independent Consultant, you may establish your own work schedule, consistent with the needs of Projects. You may determine the location where you perform services under this Agreement, consistent with the timeliness and cost-effectiveness of completing Projects. If you desire to perform some part of the services on the Company's premises, Company will make the appropriate arrangements to accommodate such needs. At times that you may work in the Company's premises and use Company's furniture and equipment to facilitate the completion of Projects, such should not be construed as a condition for employment as an employee. You confirm that the Tax Identification Number given by you hereunder is the correct I.D. for tax reporting purpose. In addition, you hereby represent and confirm that you are responsible for your own worker compensation insurance and other liability insurance coverage as an independent contractor and that the Company is not responsible for such liability and insurance.

        No Benefits. You will not be eligible for any employee benefits, nor will the Company make deductions from payments made to you for taxes, which shall be your sole responsibility as an independent Consultant. In this regard, you hereby represent and confirm to the Company that you act as an independent Consultant and that you will pay all taxes, including federal, state and local income taxes, FICA, Medicare contributions, disability, and others.

        No Authority to Enter into Agreements. As an independent Consultant, you shall have no authority to enter into contracts which bind the Company or create obligations on the part of the Company without the express prior written authorization of the Company. Such authorization must be signed by an officer of Tessera.

        No Third Party Confidential Information. You agree and represent that you will not use, copy, or otherwise incorporate any third party confidential or proprietary information to complete Projects, other than the third party confidential information that you may receive from Tessera to complete such Projects. The Company will not authorize such use of third parties' confidential and proprietary information.

Payment & Expenses

        Payment. As consideration for your services, you will be paid $5,000 at the end of each month of service provided you have performed a minimum of one
(1) day per week of service, averaged over the life of this Agreement, to Tessera under this Agreement for work performed on Projects as authorized by an officer of Tessera. This monetary payment schedule shall begin RETROACTIVELY from June 1, 1999 and shall continue for the term of this Agreement. If this Agreement is terminated early, any pay due you for a partial month of service shall be pro rated and paid to you promptly.

        Stock Options. Subject to Tessera's Board approval, you will receive an option pursuant to Tessera's 1999 Stock Plan and standard form stock option agreement to purchase 340,000 shares of the Common Stock of Tessera for an exercise price of $1.00 per share as set as the fair market value by Tessera's Board of Directors. As stated in the Tessera 1999 stock option plan, you may opt to exercise the options granted hereunder prior to vesting of the


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options (please review the stock option plan for more information). This option shall vest equally on a per month basis over a thirty six (36) month period RETROACTIVELY beginning such vesting on June 1, 1999 and continuing such vesting on the first day of each month thereafter, subject to your continued service to Tessera under this Agreement. If this Agreement terminates prior to the end of the fully vested thirty six month period, vesting of the unvested shares will immediately stop and you shall be vested only in that number of shares that is equal to the number of full months of service that this Agreement was effective multiplied by the number shares per month. Notwithstanding, if this Agreement is terminated by Tessera or any Tessera successor (other than for cause), an additional 12 months of shares shall accelerate and be purchasable by you at that time, unless there is less than one year left of vesting in which case only the remaining possible unvested shares prior to such termination event (out of the 340,000 total possible vesting shares) shall accelerate and be purchasable by you at that time. Further, the first right of refusal clause in Tessera's 1999 stock option plan shall be extended to include an exception for transfer via will to PSERD Trust and to any 501C3 organization. This stock option grant is separate and distinct from the stock option grant that you may receive for being a Director on Tessera's Board. Any Tessera Board stock option grants shall be issued on a non-discriminatory basis for outside Board members which shall not take into account the shares granted herein. However, your duties hereunder are viewed as being an extension of your duties and services as a Director of Tessera's Board and therefor this stock option grant is also viewed as being compensation for such extended duties and services.

        Expenses. According to the nature of Projects, you will be reimbursed for reasonable travel, telephone and other out-of-pocket expenses actually incurred by you in connection with your services under this Agreement, provided that you obtain prior approval of an officer of the Company's, and provided that you submit proper receipts for reimbursement.

Confidentiality

Information you receive pursuant to Projects shall only be used for authorized Tessera business. You shall keep in confidence and shall not disclose or make available to third parties or make any use of any information or documents relating to your services under this Agreement or to the products, methods of manufacture, trade secrets, processes, business practices, vendor or customer lists, or confidential or proprietary information of the Company (other than information already in the public domain), except with the prior written consent of the Company and as necessary to fulfill your duties to Tessera under this Agreement. If a court of law, having competent jurisdiction, requires the disclosure from you of the confidential or proprietary information you have obtained under this contract, you may disclose such information to the extent so required by the court provided that you have given Tessera notice and an opportunity to seek a confidential court seal for such information. You recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. You agree that you owe the Company and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in connection with the Projects consistent with the Company's agreement with such third party. Upon termination of this Agreement you will return to the Company all documents, or other materials related to the services provided hereunder or furnished to you by the Company. Your obligations under this section shall survive termination of this Agreement.

Assignment of Inventions

        Inventions. Consultant agrees that all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets (collectively, "Inventions") conceived, made or discovered by Consultant, solely or in collaboration with others in the area of semiconductor packaging (and other areas as may be related to the Projects) and during the period of this Consulting Agreement are the sole property of the Company. Consultant further agrees to assign (or cause to be assigned) and does hereby assign fully to the Company all Inventions which are recognized as the sole property of the Company under this paragraph. You agree that if in the course of working on Projects you incorporate into any invention, improvement, development, concept, discovery or other proprietary information owned by you or in which you have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection therewith.

        Further Assistance. Consultant agrees to assist Company at the Company's request, at the Company's expense, in every proper way to secure the Company's rights in the Inventions which are recognized in this


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Agreement as the sole property of the Company and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company deems necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Consultant further agrees that Consultant's obligation to execute or cause to be executed, when it is in Consultant's power to do so, any such instrument or papers will continue after the termination of this Agreement.

Non-Compete

        The Company understands that you do not presently perform or intend to perform, during the term of this Agreement, consulting or other services for companies whose business or proposed businesses in any way involve the design or licensing of products that would be competitive with the products or proposed products of the Company. If you believe your representation of a client or potential client may violate this paragraph, you agree to notify the Company in writing in advance (specifying the organization with which you propose to consult) and provide general, but not confidential, information sufficient to allow the Company to determine if such consulting would conflict with areas of interest to the Company or further services which the Company might request of you pursuant to this Agreement. This provision does not restrict you from providing consulting services or board representation to companies whose businesses do no involve the design or licensing of such competitive products or conflict with the Company's other business activities. Further, this provision does not restrict you from providing consulting services or board representation to companies whose products may incorporate competitive products that have been manufactured by third parties and that are not essential or primary to the resulting product manufactured or sold by such represented companies.

"AT WILL" Consultantcy & Termination

        Either you or the Company may terminate this Agreement at any time, with or without good cause by providing the other party with written notice. Such termination will take effect as of the date such termination is sent to the other party by facsimile, mail, or courier service.

Arbitration and Equitable Relief.

        Disputes. Except as provided in Section 14(c) below, the Company and the Consultant agree that, to the extent permitted by applicable law, any dispute or controversy arising under or in conjunction with this Agreement will be settled exclusively by arbitration in San Jose, California, in accordance with the rules of the American Arbitration Association then in effect by an arbitrator selected by both parties within ten days after either party has notified the other in writing that it desires a dispute between them to be settled by arbitration. In the event the parties cannot agree on such arbitration within such ten-day period, each party will select an arbitrator and inform the other party in writing of such arbitrator's name and address within five days after the end of such ten-day period and the two arbitrators so selected will select a third arbitrator within 15 days thereafter; provided, however, that in the event of a failure by either party to select an arbitrator and notify the other party of such selection within the time period provided above, the arbitrator selected by the other party will be the sole arbitrator of the dispute. The decision of the arbitrator or a majority of the panel of arbitrators will be binding upon the parties and judgment in accordance with that decision may be entered in any court having jurisdiction therefor. Punitive damages will not be awarded.

        Consent to Personal Jurisdiction. The arbitrator(s) will apply California law to the merits of any dispute or claim, without reference to conflicts of law rules. Consultant hereby consents to the personal jurisdiction of the state and federal courts located in San Jose, California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

        Equitable Relief. The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief as necessary, without breach of this arbitration agreement and without abridgement of the powers of the arbitrator.

        Acknowledgement. CONSULTANT HAS READ AND UNDERSTANDS THIS AGREEMENT, WHICH DISCUSSES ARBITRATION. CONSULTANT UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, CONSULTANT AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION,


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PERFORMANCE, BREACH OR TERMINATION THEREOF, TO BINDING ARBITRATION AND THAT THIS
ARBITRATION CLAUSE CONSTITUTES A WAIVER OF CONSULTANT'S RIGHT TO A JURY TRIAL
AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE RELATIONSHIP BETWEEN THE PARTIES.

Miscellaneous

        Amendments. Any amendment to this Agreement must be in writing signed by you and the Company.

        Notices. All notices, requests or other communications called for by this Agreement shall be deemed to have been given if made in writing and mailed, postage prepaid, if to you at the address set forth above and if to the Company at the principal office shown above, or to such other addresses as either party shall specify to the other.

        Conflicts with Board Obligations. To the extent that any term of this Agreement conflicts with Consultant's obligations or duties as a member of Tessera's Board of Directors, Consultant's Board of Director's obligations and duties shall supercede such conflicting terms.

        Entire Agreement. This Agreement is the entire agreement of the parties and supersedes any prior agreements, whether verbal or written, whether express or implied, between them with respect to the subject matter hereof.

        If this Agreement is satisfactory and acceptable to you, please execute and return one copy to us, retaining the second copy for your file.

Yours very truly,

COMPANY                                     AGREED AND ACCEPTED:


By:                                         By:
   ---------------------------------           ---------------------------------

Print Name: Bruce McWilliams                Print Name: Philip Dauber

Title: President & CEO                      Tax  I.D. #:
                                                        ------------
Date:                                       Date:
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